Exhibit 10.1

EXECUTION COPY

Cedar Fair, L.P.

Cedar Fair Management, Inc.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

May 4, 2010

Q Funding III, L.P. and Q4 Funding, L.P.

301 Commerce Street, Suite 3200

Fort Worth, Texas 76102-4140

Dear Q Funding III, L.P. and Q4 Funding, L.P.:

This letter agreement (“Letter Agreement”) sets forth the understanding of Cedar Fair, L.P., a Delaware limited partnership (the “Company”), Cedar Fair Management, Inc., an Ohio corporation and the general partner of the Company (the “General Partner”), Q Funding III, L.P. (“QIII”) and Q4 Funding, L.P. (together with QIII, the “Investor”) with respect to the composition of the board of directors of the General Partner (the “Board”) and related matters.

1.	New Directors. Immediately after the Company’s 2010 Annual Meeting of Unitholders, the General Partner will increase the size of the Board from seven to nine directors on the terms set forth herein. The two new directors will be Class I directors, with a term expiring at the Company’s 2013 Annual Meeting of Unitholders.

2.	Executive Search Firm. The Investor has engaged the executive search firm Spencer Stuart to identify potential Board candidates. The Investor and the Board (or a committee thereof) have mutually agreed on the appropriate background, experience, credentials and other qualifications to be used by Spencer Stuart to identify qualified board candidates (the “Selection Criteria”). The fees and expenses of Spencer Stuart will be paid by the Investor.

3.	Selection of Nominees. Based on the Selection Criteria, Spencer Stuart will present between four and seven director candidates (the “Candidates”) to the Investor and the Board (or a committee thereof), as discussed and agreed by the parties’ respective counsel. The Investor and the Board (or a committee thereof) will mutually select two of the Candidates to be appointed to the Board. If the Investor and the Board (or a committee thereof) are unable to agree prior to the Company’s 2010 Annual Meeting of Unitholders on the two Candidates to be appointed to the Board, then the Investor shall be entitled in its sole discretion to select one Candidate to be appointed to the Board and the Board (or a committee thereof) shall be entitled in its sole discretion to select the other Candidate to be appointed to the Board.

Q Funding III, L.P. and Q4 Funding, L.P.

May 4, 2010

4.	Classification; Decrease in Size of the Board. No later than the Company’s 2011 Annual Meeting of Unitholders (which shall not be held later than June 30, 2011), the General Partner will (i) apportion the directors (other than the two new directors specified in paragraph 1 above) among the three classes of the Board so as to maintain the number of directors in each class as nearly equal as possible and (ii) decrease the size of the Board from nine to seven directors.

5.	2010 Annual Meeting. With respect to each of the two known matters to be considered at the Company’s 2010 Annual Meeting of Unitholders (as set forth in the Company’s Definitive Proxy Statement, dated April 30, 2010), which shall not be held later than June 15, 2010, the Investor will vote all of its limited partnership units of the Partnership as recommended by the Board.

6.	Legal Proceedings. As soon as possible (and in any event within 24 hours of the date hereof), the Investor will voluntarily dismiss, without prejudice, the action it filed on April 29, 2010 in the Court of Chancery of the State of Delaware against the Company and the General Partner.

7.	Miscellaneous. The Investor and the Partnership will confer and agree on any public statements or announcements regarding this Letter Agreement. This Letter Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Letter Agreement may be executed in any number of counterparts and by different parties, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Letter Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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Q Funding III, L.P. and Q4 Funding, L.P.

May 4, 2010

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company a copy of this Letter Agreement.

Very truly yours,

Cedar Fair, L.P.		Cedar Fair Management Inc.

By: Cedar Fair Management Inc., its general partner

By:	/s/ Richard L. Kinzel	By:	/s/ Richard L. Kinzel
Name:	Richard L. Kinzel	Name:	Richard L. Kinzel
Title:	Chairman, President and Chief Executive Officer	Title:	Chairman, President and Chief Executive Officer

Accepted and agreed to as of the date first written above:

Q FUNDING III, L.P.		Q4 FUNDING, L.P.

By: Prufrock Onshore, L.P., its general partner		By: Star Spangled Sprockets, L.P., its general partner

By: J Alfred Onshore, LLC, its general partner		By: Excalibur Domestic, LLC, its general partner

By:	/s/ Noel Nesser	By:	/s/ Noel Nesser
Name:	Noel Nesser	Name:	Noel Nesser
Title:	CFO & Treasurer	Title:	CFO & Treasurer